Exhibit 99.1

PRESS RELEASE

Contact:

Emily Poe	Robyn Brown
WeissComm Partners	The Medicines Company
Phone: (212) 301-7183	Phone: (973) 656-1616
epoe@wcpglobal.com	investor.relations@themedco.com

THE MEDICINES COMPANY ACQUIRES CU-2010 AND CURACYTE DISCOVERY GMBH

PARSIPPANY, NJ, August 5, 2008 – The Medicines Company (NASDAQ: MDCO) today announced that it has acquired German-based Curacyte Discovery GmbH and its lead compound, CU-2010, which is being developed for the prevention of surgical blood loss.

CU-2010 is a small molecule serine protease inhibitor.  In preclinical studies, the compound has demonstrated a favorable pharmacokinetic profile for the surgical setting with a rapid onset and offset of effect, due to its short half life.  The molecule was designed and is being developed to address a significant unmet medical need that has intensified for clinicians since the recent withdrawal of aprotinin.  The Medicines Company expects to commence Phase I clinical testing of CU-2010 in 2008. This acquisition gives The Medicines Company an integrated development capability around inhibitors of serine proteases – a drug class that includes bivalirudin (Angiomax), the Company’s leading hospital antithrombotic.

“The acquisition of CU-2010 fits within our focused business development strategy — which is to evaluate both early- and late-stage compounds in our core area of expertise, critical care medicine, particularly thrombosis and hemostasis,” stated Glenn Sblendorio, Executive Vice President and Chief Financial Officer of The Medicines Company. “CU-2010 brings further depth into our existing portfolio of marketed and development products in cardiac critical care.”

The Medicines Company continues to focus on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace.

The Medicines Company   8 Campus Drive   Parsippany, New Jersey 07054   Tel: (973)656-1616   Fax: (973)656-9898

“We are transitioning to a company with multiple sources of revenue.  Angiomax continues to grow in the United States; we anticipate increased uptake in Europe in 2009 based on new labeling and trials data; and with the approval of Cleviprex in the U.S., we have strengthened our outlook considerably.  We further anticipate completion of worldwide Phase III trials of cangrelor in 2009 and the addition of CU-2010 and other compounds to the development pipeline, provides more long term growth potential” said Clive Meanwell, M.D., CEO. “We are also pleased to demonstrate our commitment to investments in medical science in Germany – one of the world’s most innovative and important hospital critical care markets – where Angiox and our other compounds can establish our presence strongly.”

Financial Impact of Transaction

The Medicines Company paid €14.5 million upon signing of the agreement. On decision by The Medicines Company to progress development of CU-2010 into Phase II, a further payment of €10.5 million will be made.  If commercialized, a low, single-digit royalty and a single future commercial milestone will be made.

The Medicines Company plans to announce third quarter 2008 financial results in October.  At that time, the Company will provide an update on expected 2008 full-year expenses and net income based upon completion of the valuation of the transaction and transition costs.

There will be a conference call with management Wednesday, August 6th at 8:00 a.m. Eastern Time to discuss the Curacyte Discovery acquisition and its impact to ongoing operations.  The conference call will be available via phone and webcast.  Dial in details are as follows – domestic dial in 877-591-4949; international dial in 719-325-4869.  The webcast can be accessed at The Medicines Company website at www.themedicinescompany.com.

MDCO-G

About The Medicines Company

The Medicines Company (NASDAQ: MDCO) is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace. The Company markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, as well as Cleviprex™ (clevidipine butyrate) injectable emulsion in the United States for the reduction of blood pressure when oral therapy is not feasible or not desirable.  The

Company also has one product, cangrelor, in late-stage development. The Company’s website is www.themedicinescompany.com.

About Curacyte

Curacyte Discovery GmbH, is a wholly-owned subsidiary of Curacyte AG.  Curacyte AG is an advanced biopharmaceutical company dedicated to the development of new therapeutics for acute and critical care conditions.

Curacyte’s lead product is hemoximer (Pyridoxalated Hemoglobin Polyoxyethylene, PHP). Hemoximer has been developed as a scavenger of nitric oxide, the causative agent responsible for vasodilation and hypotension in shock. The ability to scavenge and metabolize NO is one of the important physiological functions of natural hemoglobin. Hemoximer has been demonstrated to reverse the vasodilation and resolve the hypotension associated with distributive shock. Hemoximer has completed Phase II clinical development in its primary indication, distributive shock, and is now entering a Phase III study in catecholamine-resistant distributive shock. Apart from distributive shock, hemoximer is also being studied as an adjunct to high-dose interleukin 2 (IL-2) cancer therapy for patients with metastatic melanoma and renal cell carcinoma. Shock is a frequent dose-limiting side effect of high-dose IL-2 therapy. Hemoximer is the proposed International Non-Proprietary Name (INN) for PHP.  The Company’s website is www.curacyte.eu

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements.  Important factors that may cause or contribute to such differences include whether the Company will have any difficulties integrating its newly acquired businesses or products, whether results obtained in preclinical studies will be indicative of results obtained in clinical studies, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether clinical trial results will warrant submission of applications for regulatory approval, whether the Company will be able to obtain regulatory approvals, whether physicians, patients and other key decision-makers will accept clinical trial results, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on May 12, 2008, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.